Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and	Global Communications Director
Chief Financial Officer	763-540-1212
763-540-1204

Tennant Company Reports 2015 Fourth Quarter and Full Year Results

Fourth quarter net sales of $205.9 million and diluted EPS of $0.73, or $0.78 as adjusted;
On a “Constant Currency” basis, fourth quarter net sales of $216.7 million increased 0.2 percent versus prior year quarter and adjusted diluted EPS of $0.93 was equal to prior year quarter;
Incurs fourth quarter restructuring charge of $0.09 per diluted share

2015 full year net sales of $811.8 million versus record year-ago net sales of $822.0 million;
Full year diluted EPS of $1.74, or $2.49 as adjusted;
On a “Constant Currency” basis, 2015 full year net sales of $857.1 million increased 4.3 percent and adjusted diluted EPS of $3.00 increased 11.1 percent versus prior year;
Company provides 2016 full year net sales and earnings outlook

MINNEAPOLIS, Feb. 23, 2016—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $13.2 million, or $0.73 per diluted share, on net sales of $205.9 million for the fourth quarter ended December 31, 2015. The 2015 fourth quarter included a $2.0 million pre-tax restructuring charge, or $0.09 per diluted share, to reduce Tennant’s infrastructure costs. Excluding this special item, and a $0.04 per diluted share favorable tax true-up related to the 2015 third quarter long-lived asset impairment charge, adjusted 2015 fourth quarter net earnings totaled $14.0 million, or $0.78 per diluted share. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), Tennant would have reported 2015 fourth quarter net sales of $216.7 million and adjusted net earnings per diluted share of $0.93, up 0.2 percent and equal to, respectively, compared to the prior year quarter. (See the Supplemental Non-GAAP Financial Table.) In the 2014 fourth quarter, Tennant reported net earnings of $17.5 million, or $0.93 per diluted share, on record net sales of $216.3 million.
“Like other industrial companies, we saw a more sluggish business environment in the 2015 fourth quarter,” said Chris Killingstad, Tennant Company's president and chief executive officer. “Despite the adverse macroeconomic conditions, we had organic sales gains in EMEA for the first time in 2015, as well as solid U.S. sales through distribution and to strategic accounts.”

(more)

Page 2 – Tennant Company Reports 2015 Fourth Quarter and Full Year Results

Commenting on the special item in the fourth quarter, Killingstad stated: “We recorded a restructuring charge in the fourth quarter as part of our continuing effort to reduce the company’s infrastructure costs. This action was primarily related to the January 2016 sale of our Green Machines™ outdoor city cleaning line. We remain focused on investing in our strongest growth opportunities, which are in our industrial and commercial cleaning products and technologies. We believe we are now well positioned to operate more efficiently in an uncertain economic environment.”
Tennant is committed to pursuing its growth strategy. The company is confident that it is on the right path and plans to reach its $1 billion organic sales goal through a strong new product and technology pipeline, continued gains in emerging markets, a return to growth in Europe, a focus on strategic accounts and an enhanced go-to-market strategy designed to significantly expand Tennant’s worldwide market coverage and customer base.

Fourth Quarter Operating Review
The company's 2015 fourth quarter consolidated net sales of $205.9 million were down 4.8 percent versus the prior year quarter. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 5.0 percent. Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions and divestitures when applicable), increased approximately 0.2 percent.
Contributing to 2015 fourth quarter results were solid sales through distribution and to strategic accounts, particularly in North America and EMEA. Sales of scrubbers equipped with ec-H2O™ technology rose 3.8 percent in the fourth quarter, setting a record quarter for ec-H2O technology sales.
Geographically, sales were down 2.5 percent in Tennant’s largest region, the Americas. Unfavorable foreign currency exchange reduced sales by approximately 3.0 percent. Organic sales increased approximately 0.5 percent, despite lapping the very robust Americas organic sales growth of approximately 16.0 percent in the prior year quarter. Sales in Europe, Middle East and Africa (EMEA) decreased 9.4 percent, but grew approximately 1.1 percent organically, excluding an unfavorable foreign currency exchange impact of about 10.5 percent. Sales in the Asia Pacific (APAC) region were down 11.6 percent, or down approximately 3.6 percent organically, excluding an unfavorable foreign currency exchange impact of about 8.0 percent.
Tennant's gross margin in the 2015 fourth quarter was 42.4 percent versus 43.0 percent in the prior year quarter. Impacting gross margin was a larger percentage of sales through distribution, as that channel tends to have lower gross margins, and the unfavorable foreign currency exchange impact. On a “Constant Currency” basis, fourth quarter gross margin would have been 43.3 percent.
Research and development (R&D) expense for the 2015 fourth quarter totaled $8.1 million, or 3.9 percent of sales, compared to $7.5 million, or 3.4 percent of sales, in the same quarter last year. The company continued to invest in developing innovative new products for its traditional core business, as well as in its Orbio Technologies Group, which is focused on advancing a suite of chemical-free and other sustainable cleaning technologies.

(more)

Page 3 – Tennant Company Reports 2015 Fourth Quarter and Full Year Results

Selling and administrative (S&A) expense in the 2015 fourth quarter totaled $61.4 million, or 29.8 percent of sales, and $59.5 million, or 28.9 percent of sales as adjusted to exclude the $2.0 million pre-tax restructuring charge. Tennant continued to invest in its sales growth and efficiency initiatives which, combined with the benefits from the 2015 third and fourth quarter restructurings, are anticipated to improve S&A leverage in future quarters. S&A in the 2014 fourth quarter was $63.0 million, or 29.1 percent of sales.
Tennant's 2015 fourth quarter operating profit was $17.8 million, or 8.6 percent of sales, and $19.7 million, or 9.6 percent of sales as adjusted, versus an operating profit of $22.6 million, or 10.5 percent of sales, in the year ago quarter. Due to the strength of the U.S. dollar in the 2015 fourth quarter, foreign currency exchange rates reduced operating profit by approximately $3.6 million. Tennant’s operating profit margin would have been 10.8 percent on an adjusted and “Constant Currency” basis (excluding the impact of unfavorable foreign currency exchange). Tennant remains committed to the goal of a 12 percent or above operating profit margin.

New Product and Technology Pipeline
“We have a strong innovation engine to fuel our revenue growth,” said Killingstad. “We are excited about Tennant’s new products and technologies, such as IRIS® and our next generation ec-H2O NanoClean™. Building on our recent new product additions, we look forward to introducing at least 13 new products in 2016, including several significant industrial machine launches.”
In the 2015 fourth quarter, Tennant introduced the IRIS Asset Manager, an intelligent command center that helps customers drive operational consistency and reduce the cost to clean. Onboard technology collects machine usage, ec-H2O usage and machine location information. This data is available online 24/7 through an easy-to-use portal. The IRIS Asset Manager is available on many of Tennant’s commercial and industrial cleaning machines.
The company also recently launched its next generation of sustainable cleaning technology, ec-H2O NanoClean, on the T300 Walk-Behind Scrubber and T7 Micro Rider Scrubber. The ec-H2O NanoClean technology is now available on the company’s applicable commercial scrubbers. The name NanoClean refers to the creation of nano-scale bubbles that are an important part of the cleaning mechanism. Like the original ec-H2O, the next generation ec-H2O NanoClean technology electrically converts water into an innovative solution that offers the same benefits as the original, but cleans better, cleans more soils, and is effective in more applications.
Tennant’s Orbio® os3 also is receiving positive responses from customers across a variety of industries. The Orbio os3 delivers on-site generation of an effective multi-surface cleaner and an anti-microbial solution that meets EPA standards for disinfection and sanitization.
Tennant continues to execute against the strongest new product pipeline in its history. In 2015, Tennant introduced 36 new products, including product variants, on top of 55 new products launched from 2012 to 2014. The company is committed to being an industry innovation leader and raising the standard for sustainable cleaning around the world.

(more)

Page 4 – Tennant Company Reports 2015 Fourth Quarter and Full Year Results

2015 Full Year Results
For the 2015 full year, Tennant reported consolidated net sales of $811.8 million compared to a record $822.0 million in 2014. Tennant’s 2015 net sales were down 1.2 percent versus the prior year, or up 4.3 percent organically, excluding unfavorable foreign currency exchange of approximately 5.5 percent.
For 2015, Tennant reported net earnings of $32.1 million, or $1.74 per diluted share. Excluding special items, the company’s 2015 adjusted full year net earnings were $46.0 million, or $2.49 per diluted share. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), Tennant would have reported 2015 full year record net sales of $857.1 million and adjusted net earnings of $55.4 million, or $3.00 per diluted share, up 11.1 percent versus the prior year. In 2014, Tennant reported net earnings of $50.7 million, or $2.70 per diluted share.
Tennant’s gross margin for the 2015 full year was 43.0 percent, in line with the company’s target gross margin of 43 percent and up slightly compared to gross margin in 2014 of 42.9 percent, despite the impact from foreign currency headwinds.
R&D expense in 2015 was $32.4 million, or 4.0 percent of sales, versus $29.4 million, or 3.6 percent of sales, in the previous year. S&A expense in 2015 totaled $252.3 million, or 31.1 percent of sales, and $248.5 million, or 30.6 percent of sales as adjusted to exclude the $3.7 million pre-tax restructuring charge, compared to $250.9 million, or 30.5 percent of sales, in 2014.
Operating profit in 2015 was $53.2 million, or 6.6 percent of sales, and $68.1 million, or 8.4 percent of sales as adjusted, versus $72.1 million, or 8.8 percent of sales, in 2014.
Tennant continued to have a strong balance sheet and generated $45.2 million in cash from operations in 2015. Cash and cash equivalents at December 31, 2015, totaled $51.3 million versus $93.0 million in the prior year, and debt decreased to $24.7 million, down from $28.1 million at the end of 2014. During 2015, Tennant paid a total of $14.5 million in cash dividends to shareholders and increased its level of share repurchases to 764,046 shares of common stock at a cost of $46.0 million. During 2014, Tennant repurchased 225,034 shares of common stock at a cost of $14.1 million.

Business Outlook
Tennant Company estimates 2016 full year net sales in the range of $795 million to $825 million, down 2.1 percent to up 1.6 percent, or approximately zero percent to up 4 percent organically, assuming an unfavorable foreign currency exchange impact on sales in the range of 1 percent to 2 percent and a sales decline from the divestiture of approximately 1 percent. The company expects 2016 full year earnings in the range of $2.25 to $2.55 per diluted share. Foreign currency exchange headwinds in 2016 are estimated to negatively impact operating profit in the range of $3 million to $6 million, or a negative impact of approximately $0.10 to $0.20 per diluted share. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), 2016 full year earnings are anticipated to be in the range of $2.35 to $2.75 per share. The estimated slightly higher effective tax rate in 2016 is also anticipated to negatively impact earnings per share by approximately $0.05. The company expects its

(more)

Page 5 – Tennant Company Reports 2015 Fourth Quarter and Full Year Results

2016 financial results to be stronger in the second half of the year. For the 2015 full year, adjusted diluted earnings per share totaled $2.49 on net sales of $811.8 million. (See the Supplemental Non-GAAP Financial Table.)
Tennant’s 2016 annual financial outlook includes the following assumptions:

•	Slower economic growth in North America, modest improvement in Europe and growth in emerging markets;

•	Continued negative foreign currency impact on sales for the full year in the range of an unfavorable 1 percent to 2 percent, with a $3 million to $6 million negative effect on operating profit;

•	Decline in sales of approximately 1 percent from the sale of the Green Machines™ outdoor city cleaning line, and an immaterial impact on earnings;

•	Gross margin performance of approximately 43 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies;

•	Capital expenditures in the range of $25 million to $30 million; and

•	An effective tax rate of approximately 31 percent.
Commented Killingstad: “While we anticipate foreign currency and global economic volatility to remain challenging in the coming quarters, we believe that Tennant is competitively advantaged and positioned to perform efficiently. We remain committed to reaching our goals of $1 billion in organic sales and a 12 percent operating profit margin.”

Conference Call
Tennant will host a conference call to discuss the 2015 fourth quarter results today, February 23, 2016, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the Home page. A taped replay of the conference call with slides will be available at investors.tennantco.com for approximately three months after the call.

About Tennant Company
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

(more)

Page 6 – Tennant Company Reports 2015 Fourth Quarter and Full Year Results

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; our ability to attract and retain key personnel; our ability to successfully upgrade, evolve and protect our information technology systems; fluctuations in the cost, quality, or availability of raw materials and purchased components; our ability to effectively manage organizational changes; our ability to develop and commercialize new innovative products and services; unforeseen product liability claims or product quality issues; the occurrence of a disruption to the value chain process, such as sourcing, distribution, logistics or customer support; the occurrence of a significant business interruption; and our ability to comply with laws and regulations.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release and the related conference call include presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table. In addition, this news release and related conference call include a discussion of sales and sales growth on a “Constant Currency” (or organic) basis, which are non-GAAP measures. For the purpose of comparison, sales growth on a “Constant Currency” (or organic) basis uses the prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact arising from foreign currency exchange rate fluctuations (and acquisitions and divestitures when applicable).

FINANCIAL TABLES FOLLOW

(more)

Page 7 – Tennant Company Reports 2015 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Net Sales	$205,853	$216,277	$811,799	$821,983
Cost of Sales	118,564	123,193	462,739	469,556
Gross Profit	87,289	93,084	349,060	352,427
Gross Margin	42.4%	43.0%	43.0%	42.9%
Operating Expense:
Research and Development Expense	8,094	7,456	32,415	29,432
Selling and Administrative Expense	61,430	63,013	252,270	250,898
Impairment of Long-Lived Assets	—	—	11,199	—
Total Operating Expense	69,524	70,469	295,884	280,330
Profit from Operations	17,765	22,615	53,176	72,097
Operating Margin	8.6%	10.5%	6.6%	8.8%
Other Income (Expense):
Interest Income	27	48	172	302
Interest Expense	(302)	(421)	(1,313)	(1,722)
Net Foreign Currency Transaction Losses	(14)	(534)	(954)	(690)
Other Expense, Net	(246)	(167)	(657)	(449)
Total Other Expense, Net	(535)	(1,074)	(2,752)	(2,559)

Profit Before Income Taxes	17,230	21,541	50,424	69,538
Income Tax Expense	4,034	4,000	18,336	18,887
Net Earnings	$13,196	$17,541	$32,088	$50,651

Net Earnings per Share:
Basic	$0.74	$0.96	$1.78	$2.78
Diluted	$0.73	$0.93	$1.74	$2.70

Weighted Average Shares Outstanding:
Basic	17,646,710	18,273,349	18,015,151	18,217,384
Diluted	18,108,856	18,789,506	18,493,447	18,740,858

Cash Dividends Declared per Common Share	$0.20	$0.20	$0.80	$0.78

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2015	2014	%	2015	2014	%
Americas	$147,026	$150,769	(2.5)	$591,405	$569,004	3.9
Europe, Middle East and Africa	36,921	40,740	(9.4)	139,834	165,686	(15.6)
Asia Pacific	21,906	24,768	(11.6)	80,560	87,293	(7.7)
Total	$205,853	$216,277	(4.8)	$811,799	$821,983	(1.2)
(1) Net of intercompany sales.

(more)

Page 8 – Tennant Company Reports 2015 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	December 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$51,300	$92,962
Restricted Cash	640	352
Net Receivables	140,445	152,383
Inventories	77,292	80,511
Prepaid Expenses	14,656	9,552
Deferred Income Taxes, Current Portion	—	9,738
Other Current Assets	2,485	1,591
Assets Held for Sale	6,826	—
Total Current Assets	293,644	347,089
Property, Plant and Equipment	276,811	262,214
Accumulated Depreciation	(181,853)	(175,671)
Property, Plant and Equipment, Net	94,958	86,543
Deferred Income Taxes, Long-Term Portion	12,051	8,165
Goodwill	16,803	18,355
Intangible Assets, Net	3,195	15,588
Other Assets	11,644	11,192
Total Assets	$432,295	$486,932

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings and Current Portion of Long-Term Debt	$3,459	$3,566
Accounts Payable	50,350	61,627
Employee Compensation and Benefits	34,528	33,842
Income Taxes Payable	1,398	1,087
Other Current Liabilities	43,027	45,508
Liabilities Held for Sale	454	—
Total Current Liabilities	133,216	145,630
Long-Term Liabilities:
Long-Term Debt	21,194	24,571
Employee-Related Benefits	21,508	25,711
Deferred Income Taxes, Long-Term Portion	5	5,989
Other Liabilities	4,165	4,380
Total Long-Term Liabilities	46,872	60,651
Total Liabilities	180,088	206,281
Shareholders’ Equity:
Preferred Stock	—	—
Common Stock	6,654	6,906
Additional Paid-In Capital	—	26,247
Retained Earnings	293,682	286,091
Accumulated Other Comprehensive Loss	(48,129)	(38,593)
Total Shareholders’ Equity	252,207	280,651
Total Liabilities and Shareholders’ Equity	$432,295	$486,932

(more)

Page 9 – Tennant Company Reports 2015 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Twelve Months Ended
	December 31
	2015	2014
OPERATING ACTIVITIES
Net Earnings	$32,088	$50,651
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	16,550	17,694
Amortization	1,481	2,369
Impairment of Long-Lived Assets	11,199	—
Deferred Income Taxes	(1,129)	129
Share-Based Compensation Expense	8,222	7,314
Allowance for Doubtful Accounts and Returns	1,089	1,504
Other, Net	(100)	24
Changes in Operating Assets and Liabilities:
Receivables	4,547	(18,811)
Inventories	(10,190)	(21,155)
Accounts Payable	(10,455)	10,192
Employee Compensation and Benefits	716	1,927
Other Current Liabilities	(402)	2,782
Income Taxes	(4,283)	3,466
Other Assets and Liabilities	(4,101)	1,276
Net Cash Provided by Operating Activities	45,232	59,362

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(24,780)	(19,583)
Proceeds from Disposals of Property, Plant and Equipment	336	291
Proceeds from Sale of Business	1,185	1,416
(Increase) Decrease in Restricted Cash	(322)	6
Net Cash Used in Investing Activities	(23,581)	(17,870)

FINANCING ACTIVITIES
Payments of Short-Term Debt	—	(1,500)
Payments of Long-Term Debt	(3,445)	(2,016)
Purchases of Common Stock	(45,998)	(14,097)
Proceeds from Issuances of Common Stock	1,677	2,269
Excess Tax Benefit on Stock Plans	859	1,793
Dividends Paid	(14,498)	(14,487)
Net Cash Used in Financing Activities	(61,405)	(28,038)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,908)	(1,476)

Net (Decrease) Increase in Cash and Cash Equivalents	(41,662)	11,978

Cash and Cash Equivalents at Beginning of Period	92,962	80,984

Cash and Cash Equivalents at End of Period	$51,300	$92,962

(more)

Page 10 – Tennant Company Reports 2015 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014

Net Sales	$205,853	$216,277	$811,799	$821,983

Cost of Sales	118,564	123,193	462,739	469,556
Gross Profit - as reported	87,289	93,084	349,060	352,427
Gross Margin	42.4%	43.0%	43.0%	42.9%

Operating Expense:
Research and Development Expense	8,094	7,456	32,415	29,432
Selling and Administrative Expense	61,430	63,013	252,270	250,898
Impairment of Long-Lived Assets	—	—	11,199	—
Total Operating Expense	69,524	70,469	295,884	280,330

Profit from Operations - as reported	$17,765	$22,615	$53,176	$72,097
Operating Margin - as reported	8.6%	10.5%	6.6%	8.8%
Adjustments:
Impairment of Long-Lived Assets	—	—	11,199	—
Restructuring Charges	1,965	—	3,744	—
Profit from Operations - as adjusted	$19,730	$22,615	$68,119	$72,097
Operating Margin - as adjusted	9.6%	10.5%	8.4%	8.8%

Other Income (Expense):
Interest Income	27	48	172	302
Interest Expense	(302)	(421)	(1,313)	(1,722)
Net Foreign Currency Transaction Losses	(14)	(534)	(954)	(690)
Other Expense, Net	(246)	(167)	(657)	(449)
Total Other Expense, Net	(535)	(1,074)	(2,752)	(2,559)

Profit Before Income Taxes - as reported	$17,230	$21,541	$50,424	$69,538
Adjustments:
Impairment of Long-Lived Assets	—	—	11,199	—
Restructuring Charges	1,965	—	3,744	—
Profit Before Income Taxes - as adjusted	$19,195	$21,541	$65,367	$69,538

Income Tax Expense - as reported	$4,034	$4,000	$18,336	$18,887
Adjustments:
Impairment of Long-Lived Assets	706	—	377	—
Restructuring Charges	429	—	649	—
Income Tax Expense - as adjusted	$5,169	$4,000	$19,362	$18,887

(more)

Page 11 – Tennant Company Reports 2015 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014

Net Earnings - as reported	$13,196	$17,541	$32,088	$50,651
Adjustments:
Impairment of Long-Lived Assets	(706)	—	10,822	—
Restructuring Charges	1,536	—	3,095	—
Net Earnings - as adjusted	$14,026	$17,541	$46,005	$50,651

Net Earnings per Share - as reported:
Basic	$0.74	$0.96	$1.78	$2.78
Diluted	$0.73	$0.93	$1.74	$2.70
Adjustments:
Impairment of Long-Lived Assets	(0.04)	—	0.58	—
Restructuring Charges	0.09	—	0.17	—
Diluted Net Earnings per Share - as adjusted	$0.78	$0.93	$2.49	$2.70
Impact:
Foreign Currency Exchange	0.15		0.51
Diluted Net Earnings per Share, as adjusted, on a "Constant Currency" basis	$0.93		$3.00

###